UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2015

GENMARK DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

 Commission File Number: 001-34753

Delaware	27-2053069
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
5964 La Place Court
Carlsbad, California
(Address of principal executive offices, including zip code)
760-448-4300
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointments to the Board of Directors

On February 19, 2015, the board of directors (the “Board”) of GenMark Diagnostics, Inc. (the “Company”) appointed Lisa M. Giles to serve as a director of the Company. Ms. Giles currently serves as Chief Executive Officer and President of Giles & Associates Consultancy, Inc., which she formed in 2000.  Ms. Giles previously served as Vice President of Strategy and Development for G.D. Searle & Company, where she oversaw global pharmaceutical strategic planning, portfolio decision analysis, portfolio optimization and transaction analysis. Ms. Giles was appointed as a Class III director whose current term of office will expire at the Company’s 2016 annual meeting of stockholders. In connection with her appointment to the Board, the Board also appointed Ms. Giles to serve as a member of the Company’s Audit Committee.

Also on February 19, 2015, the Board appointed Michael S. Kagnoff to serve a director of the Company. Mr. Kagnoff has served as a partner of the law firm of DLA Piper (US), the Company’s outside corporate counsel, since April 2008. Prior to joining DLA Piper (US), Mr. Kagnoff served as a stockholder of Heller Ehrman LLP. Mr. Kagnoff has advised boards of directors of public and private companies for over 20 years, with a focus on representing life sciences and technology companies on a wide range of topics, including strategic transactions, corporate governance and compensation matters. Mr. Kagnoff was also appointed as a Class III director whose current term of office will expire at the Company’s 2016 annual meeting of stockholders. In connection with his appointment to the Board, the Board also appointed Mr. Kagnoff as a member of the Company’s Corporate Governance and Nominating Committee.

Pursuant to the Company’s current director compensation policy, Ms. Giles and Mr. Kagnoff will each receive a prorated annual director fee of $28,125 for service through June 30, 2015. In addition, the Company will pay Ms. Giles and Mr. Kagnoff a prorated annual fee of $2,250 and $1,500, respectively, for their service through June 30, 2015 on the Board committees identified above. Consistent with Company’s director compensation policy, 75% of their prorated annual director fee and their fees for serving on the Board committees will be payable in the form of restricted stock units pursuant to the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”), which will vest in full on May 29, 2015.

In addition, upon their appointment to the Board, each of Ms. Giles and Mr. Kagnoff received an initial grant of options to purchase19,062 shares of the Company’s common stock pursuant to the 2010 Plan, with an exercise price per share equal to the fair market value on the grant date. The stock options will vest over four years, with 25% of the options vesting on February 1, 2016, and 75% of the options vesting in equal monthly installments over the subsequent 36-month period.

The Company also entered into an indemnification agreement with each of Ms. Giles and Mr. Kagnoff, the form of which was previously approved by the Board and filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 19, 2010 as Exhibit 10.17 to the Company’s Registration Statement on Form S-1.

There are no transactions in which either Ms. Giles or Mr. Kagnoff had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. There is no arrangement or understanding between either Ms. Giles or Mr. Kagnoff and any other person pursuant to which either individual was elected as a director.

On February 17, 2015, Stephen Worland, Ph.D. resigned from the Board effective February 19, 2015 in order to focus on his role as President and Chief Executive Officer of eFFECTOR Therapeutics, Inc., a company focused on new treatments for cancer.  Dr. Worland’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Following the appointment of Ms. Giles and Mr. Kagnoff and Dr. Worland’s resignation, the Board now consists of six directors, five of whom are independent within the meaning of NASDAQ listing standards and SEC rules.

The Company issued a press release on February 23, 2015 announcing the appointments of Ms. Giles and Mr. Kagnoff and Dr. Worland’s resignation from the Board, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(i)	The following exhibit is filed with this Current Report:

Exhibit Number	Description
99.1	Press release dated February 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENMARK DIAGNOSTICS, INC.

Date: February 23, 2015	/s/ Eric Stier
Eric Stier
Senior Vice President, General Counsel and Secretary

EXHIBITS

Exhibit Number	Description

99.1	Press release dated February 23, 2015